Exhibit 99.1

Barinthus Biotherapeutics to Combine with Clywedog
Therapeutics to Target Metabolic and Autoimmune
Diseases

September 30, 2025

•	The combined company, Clywedog Therapeutics, will bring a portfolio that includes three differentiated, clinical stage product candidates which are being studied for the prevention/reversal of Type 1 and Type 2 Diabetes and the treatment of Celiac Disease.

•	Four key value-driving milestones are expected within 18 months, including clinical proof of concept in multiple indications. Estimated cash runway for combined company extends through 2027.

•	Transaction projected to close in the first half of 2026. The combined company will be backed by OrbiMed and Torrey Pines and is expected to trade under the NASDAQ symbol “CLYD.”

GERMANTOWN, MD and ALTRINCHAM, UK — September 30, 2025 — Barinthus Biotherapeutics plc (NASDAQ: BRNS) (“Barinthus Bio”), an immunology and inflammation company focused on developing therapies that promote immune tolerance, and Clywedog Therapeutics, Inc. (“Clywedog”), a private company advancing novel breakthrough medicines in diabetes, today announced that they have entered into a definitive merger agreement to combine in an all-stock transaction. The newly combined company will advance a novel portfolio of clinical-stage candidates targeting metabolic and autoimmune diseases, with four clinical data milestones expected within 18 months of the closing of the transaction.

Upon the closing of the transaction, the combined company will be renamed “Clywedog Therapeutics, Inc.” and is expected to trade on the NASDAQ under the new ticker symbol “CLYD.” The transaction is expected to close in the first half of 2026, with the combined company supported by existing cash and additional investments by OrbiMed and Torrey Pines Investment LLC, both existing shareholders in Clywedog, and new investors.

“We believe that the combination of Barinthus Bio and Clywedog will create immediate value and long-term upside for all stakeholders by diversifying our pipeline and increasing the number of meaningful clinical milestones. The combined team will bring a deep scientific understanding of metabolic and autoimmune spaces together with strong clinical development experience, positioning us well to execute for patients and shareholders,” said Bill Enright, Chief Executive Officer of Barinthus Bio, who will serve as Chief Executive Officer of the combined company. “I am honored to have the opportunity to lead an exceptional team and am truly excited to advance our highly differentiated pipeline of disease modifying therapies for Type 1 and Type 2 diabetes, and celiac disease.’’

Dr. Iain Dukes, a venture partner at OrbiMed who will serve as Executive Chairman of Clywedog Therapeutics after the transaction closes, commented, “I am excited to be part of the combined company as we strive to develop potentially disease-modifying therapies for diabetes and autoimmune disorders.”

Combined Company Portfolio

The combined company’s diversified pipeline will comprise three assets with broad potential for treating metabolic and autoimmune diseases, with an initial focus on three on-going programs in Type 1 diabetes (“T1D”), Type 2 diabetes (“T2D”) and celiac disease.

CLY-101 (Balomenib): potential for long-term glucose control for T2D and restoring insulin production for T1D

•	Through reversible protein-protein interaction inhibition of menin, CLY101 stimulates the regeneration of pancreatic islets responsible for the secretion of multiple glucose-regulating hormones, including insulin and glucagon, to improve the de novo production of insulin

•	Potential to work synergistically with blockbuster GLP-1 agonists as a result of increased GLP-1 receptor expression and to offer a comprehensive approach to diabetes management through glycemic control and weight management

•	Completed Phase 1 study demonstrated safety and tolerability in healthy volunteers that provided PK/PD data to support the potential use for treatment of T1D and T2D

•	Two Phase 2A proof of principle studies planned for treating patients with T2D and T1D (Stage 3)

Upcoming CLY-101 milestones:

•	Phase 2A proof of principle study in Type 2 diabetes patients first top-line data readout expected the second half of 2026

•	Phase 2A proof of principle study in Type 1 diabetes (Stage 3) patients first top-line data readout expected the second half of 2026

CLY-201: potential for halting the inflammation which leads to Type 1 diabetes

•	A highly-selective TYK2 inhibitor that targets T-cell mediated inflammation, which destroys insulin-secreting pancreatic beta cells, an underlying cause of T1D

•	Phase 1 single and multiple ascending dosing studies (“SAD/MAD”) completed in healthy volunteers with no significant adverse events at exposure levels predicted to show efficacy

•	Phase 2 study planned for Type 1 diabetes (Stage 2) patients to evaluate safety, glycemic control and circulating C-peptide levels

Clywedog’s approach for Type 1 diabetes also provides the potential to pursue a multi-component regimen, synergistically combining its assets to first prevent or slow inflammation and then stimulate beta islet production to promote cell production of insulin.

VTP-1000: a highly differentiated antigen-specific tolerance immunotherapy designed to prevent or reduce symptoms following gluten exposure in patients with celiac disease

•	Five out of six patients enrolled in the last cohort of the SAD portion of the Phase 1 AVALON study

•	Initiated the multiple MAD portion of the study, which includes a gluten challenge

Upcoming VTP-1000 milestones:

•	Topline data from the SAD portion of the Phase 1 AVALON study expected Q4 2025

•	Topline data from the MAD portion of the Phase 1 AVALON is expected in mid-2026

Management and Organization

The combined company will be led by Bill Enright, Chief Executive Officer, Dr. Leon Hooftman, Chief Medical Officer, and Nick Fullenkamp, Vice President Corporate Development from Barinthus Bio, as well as Dr. Iain Dukes and Dr. Nikolay Savchuk, currently serving as Clywedog’s Chief Executive Officer and Chief Operating Officer, respectively.

The combined company’s Board of Directors will be led by Executive Chairman, Dr. Iain Dukes, MA, D.Phil (current Chief Executive Officer of Clywedog and a venture partner at OrbiMed), and will consist of designees of each of Clywedog and Barinthus Bio.

Transaction Details

Under the terms of the agreement, which was unanimously approved by the Boards of Directors of each of the companies, and subject to adjustment as provided therein, shareholders of Barinthus Bio will receive one share of common stock in the new combined company for each American Depositary Share (“ADS”) or ordinary share owned, and each stockholder of Clywedog will receive 4.358932 shares of common stock in the new combined company for each common or preferred share owned.

Prior to the closing of the transaction, the combined company may commence a partial tender offer to acquire shares of the combined company then issued and outstanding and held by Barinthus Bio shareholders for an aggregate offer price of up to $27 million.

Upon completion of the transaction, the shareholders of Barinthus Bio are expected to own approximately 34%, and the stockholders of Clywedog are expected to own approximately 66% of the combined company on a fully diluted basis, based on the respective valuations of Barinthus Bio and Clywedog as of the execution of the merger agreement.

Upon the closing of the transaction, the combined company will be renamed “Clywedog Therapeutics, Inc.” and is expected to trade on the Nasdaq Global Market under the new ticker symbol “CLYD.” As a result of the transaction, Barinthus Bio ADSs will no longer trade on NASDAQ.

The transaction, which is subject to approval by both companies’ stockholders as well as to customary closing conditions and regulatory approvals, is expected to close in the first half of 2026. The combined company will be supported by existing cash as well as additional investments by OrbiMed and Torrey Pines Investment LLC, both existing shareholders in Clywedog, and new investors.

Advisors

Oppenheimer & Co. Inc. served as exclusive financial advisor to Barinthus Bio. Goodwin Procter LLP served as legal counsel to Barinthus Bio. D. Boral Capital LLC served as exclusive financial advisor to Clywedog. Snell & Wilmer L.L.P. served as legal counsel to Clywedog.

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About Barinthus Bio

Barinthus Biotherapeutics (NASDAQ: BRNS) is a clinical-stage biopharmaceutical company developing novel immunotherapeutic candidates designed to guide the immune system to overcome autoimmunity and chronic infectious diseases. Helping people living with serious diseases and their families is the guiding principle at the heart of Barinthus Bio. With a focused pipeline built around its proprietary platform technologies, Barinthus Bio is advancing immunotherapeutic product candidates in autoimmunity including: VTP-1000, utilizing our SNAP-Tolerance Immunotherapy (SNAP-TI) platform and is designed to treat people with celiac disease Barinthus Bio’s differentiated technology platform and therapeutic approach, coupled with deep scientific expertise and focus on clinical development, uniquely positions the company to navigate towards delivering treatments that improve the lives of people with autoimmunity. For more information, visit www.barinthusbio.com.

About Clywedog

Clywedog Therapeutics, Inc. is a clinical-stage biopharmaceutical company poised for growth in the public markets, developing advanced therapies for metabolic and autoimmune diseases. With an accomplished management team and robust capital backing, Clywedog’s pipeline targets high-value indications in Type 1 and Type 2 diabetes and celiac disease. The company emphasizes innovative, disease-modifying treatments and scalability, positioning itself to deliver differentiated shareholder value as it addresses significant unmet medical needs across large global patient populations.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current plans, estimates and expectations of management of Clywedog and Barinthus Bio, in light of historical results and trends, current conditions and potential future developments, and are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “possible,” “potential,” “project,” “pursue,” “should,” “target,” “will,” “would” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including express or implied statements regarding the proposed transaction; the conversion of equity interests contemplated by the Merger Agreement; the issuance of shares of common stock of the newly formed combined company contemplated by the Merger Agreement, including the final exchange ratios; implementation of the proposed transaction through a UK scheme of arrangement and the merger of Clywedog into a wholly owned subsidiary of the combined company; the anticipated percentage of the combined company securities to be received by Clywedog and Barinthus Bio shareholders in connection with the proposed transaction; the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction; the competitive ability and position of the combined company after completion of the proposed transaction; future events and anticipated results of operations; business strategies; the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, including without limitation the expected cash runway of the combined company; the expected or estimated amount, achievability, sources, impact and timing of cost synergies and revenue, growth, operational enhancement, expansion and other value creation opportunities from the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Clywedog’s and Barinthus Bio’s plans, estimates or expectations described in such forward-looking statements could include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Clywedog’s and Barinthus Bio’s businesses and the price of their respective securities; (ii) uncertainties as to the timing of the consummation of the proposed transaction; (iii) the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction, including stockholder approvals by both Clywedog’s shareholders and Barinthus Bio’s shareholders and the sanction of the High Court of Justice of England and Wales to the Scheme of Arrangement, and the potential failure to satisfy the other conditions to the consummation of the transaction, including the consummation of the Self-Tender Offer; (iv) that the proposed transaction may involve unexpected costs, liabilities or delays; (v) the effect of the announcement, pendency or completion of the proposed transaction on each of Clywedog’s or Barinthus Bio’s ability to attract, motivate, retain and hire key personnel and maintain relationships with customers, distributors, suppliers and others with whom Clywedog or Barinthus Bio does business, or on Clywedog’s or Barinthus Bio’s operating results and business generally; (vi) that the proposed transaction may divert management’s attention from each of Clywedog’s and Barinthus Bio’s ongoing business operations; (vii) the risk of any legal proceedings related to the proposed transaction or otherwise, or the impact of the proposed transaction thereupon, including resulting expense or delay; (viii) that Clywedog or Barinthus Bio may be adversely affected by other economic, business and/or competitive factors; (ix) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed transaction; (x) the risk that restrictions during the pendency of the proposed transaction may impact Clywedog’s or Barinthus Bio’s ability to pursue certain business opportunities or strategic transactions; (xi) the risk that Clywedog or Barinthus Bio may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or that required governmental and regulatory approvals may delay the consummation of the proposed transaction or result in the imposition of conditions that could reduce the anticipated benefits of the proposed transaction or cause the parties to abandon the proposed transaction; (xii) the risk that the anticipated benefits of the proposed transaction may otherwise not be fully realized or may take longer to realize than expected; (xiii) the impact of legislative, regulatory, economic, competitive and technological changes; (xiv) risks relating to the value of the combined company securities to be issued in the proposed transaction; (xv) the risk that integration of the proposed transaction post-closing may not occur as anticipated or the combined company may not be able to achieve the growth prospects expected from the transaction; (xvi) the effect of the announcement, pendency or completion of the proposed transaction on the market price of the ADSs of Barinthus Bio; (xvii) the implementation of each of Clywedog’s and Barinthus Bio’s business model and strategic plans for product candidates and pipeline, and challenges inherent in developing, commercializing, manufacturing, launching, marketing and selling potential existing and new products; (xviii) the scope, progress, results and costs of developing Clywedog’s and Barinthus Bio’s product candidates and any future product candidates, including conducting preclinical studies and clinical trials, and otherwise related to the research and development of Clywedog’s and Barinthus Bio’s pipeline; (xix) the timing and costs involved in obtaining and maintaining regulatory approval for Clywedog’s and Barinthus Bio’s current or future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product; (xx) the market for, adoption (including rate and degree of market acceptance) and pricing and reimbursement of Clywedog’s and Barinthus Bio’s product candidates and their respective abilities to compete with therapies and procedures that are rapidly growing and evolving; (xxi) uncertainties in contractual relationships, including collaborations, partnerships, licensing or other arrangements and the performance of third-party suppliers and manufacturers; (xxii) the ability of each of Clywedog and Barinthus Bio to establish and maintain intellectual property protection for their respective product candidates and products or avoid or defend claims of infringement; (xxiii) exposure to inflation, currency rate and interest rate fluctuations and risks associated with doing business locally and internationally, as well as fluctuations in the market price of the ADSs of Barinthus Bio; (xxiv) risks relating to competition within the industry in which each of Clywedog and Barinthus Bio operates; (xxv) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities; (xxvi) whether the termination of any of Clywedog’s or Barinthus Bio’s license agreements and/or collaboration agreements may impact the combined company’s ability to license in additional programs in the future and the risk of delays or unforeseen costs in terminating such arrangements; and (xxvii) Clywedog’s and Barinthus Bio’s response to any of the aforementioned factors. Additional factors that may affect the future results of Barinthus Bio are set forth in Barinthus Bio’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Barinthus Bio’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of each of Barinthus Bio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 under the headings “Risk Factors.” The risks and uncertainties described above and in the SEC filings cited above are not exclusive and further information concerning Clywedog and Barinthus Bio and their respective businesses, including factors that potentially could materially affect their respective businesses, financial conditions or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, each of Clywedog and Barinthus Bio assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, the combined company plans to file with the SEC and mail or otherwise provide to Barinthus Bio’s investors and security holders a registration statement on Form S-4 that will contain a joint proxy statement/prospectus (the “Registration Statement”). BARINTHUS BIO’S INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY BARINTHUS BIO WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the Registration Statement and other documents that the combined company files with the SEC (when available) from the SEC’s website at www.sec.gov or at investors.barinthusbio.com.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in the Solicitation

Clywedog, Barinthus Bio and their respective directors, executive officers, other members of management, certain employees and other persons may be deemed to be participants in the solicitation of proxies from the security holders of Barinthus Bio in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of Barinthus Bio’s directors and executive officers in Barinthus Bio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 20, 2025, and Barinthus Bio’s definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, which was filed with the SEC on April 25, 2025. To the extent holdings of Barinthus Bio’s securities by Barinthus Bio’s directors and executive officers have changed since the amounts set forth in such Annual Report on Form 10-K, such changes have been or will be reflected on subsequent Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the Registration Statement relating to the proposed transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Barinthus Bio’s website at investors.barinthusbio.com.

Barinthus Bio IR: ir@barinthusbio.com

Barinthus Bio media contacts:

Jonathan Edwards

Associate Partner

ICR Healthcare

Barinthus@icrinc.com